Exhibit 99.1

Teva Reports Second Quarter 2018 Financial Results

  Revenues of $4.7 billion
  Free cash flow of $0.6 billion
  GAAP diluted loss per share of $0.24
  Non-GAAP diluted EPS of $0.78
  Restructuring plan on-track to achieve $1.5 billion of savings in 2018 and in total $3.0 billion by the end of 2019
  Raising 2018 full year guidance:
  Non-GAAP EPS guidance raised to $2.55-2.80 from $2.40-$2.65
  Free cash flow guidance raised to $3.2-3.4 billion from $3.0-3.2 billion

JERUSALEM--(BUSINESS WIRE)--August 2, 2018--Teva Pharmaceutical Industries Ltd. (NYSE: TEVA, TASE: TEVA) today reported results for the quarter ended June 30, 2018.

Mr. Kåre Schultz, Teva’s President and CEO, said, "I am satisfied with our progress in the second quarter. The restructuring program is on schedule, we have already achieved a significant cost base reduction towards our target for the year and we continue to reduce our net debt. COPAXONE® maintained its market share and AUSTEDO® continued to show solid growth. Given the second quarter results, we have decided to raise our 2018 full year guidance." Mr. Schultz continued, “Our PDUFA action date for fremanezumab is set for mid-September and we are preparing to launch this important product once approved."

Second Quarter 2018 Consolidated Results

Revenues in the second quarter of 2018 were $4.7 billion, a decrease of 18%, or 19% in local currency terms, compared to the second quarter of 2017, mainly due to continued price erosion in our U.S. generics business, generic competition to COPAXONE and loss of revenues following the divestment of certain products and discontinuation of certain activities.

Exchange rate differences between the second quarter of 2018 and the second quarter of 2017 positively impacted our revenues by $92 million, our GAAP operating income by $14 million and our non-GAAP operating income by $19 million.

GAAP gross profit was $2.1 billion in the second quarter of 2018, a decrease of 28% compared to the second quarter of 2017. GAAP gross profit margin was 43.8% in the second quarter of 2018, compared to 49.9% in the second quarter of 2017.

Non-GAAP gross profit was $2.4 billion in the second quarter of 2018, a decline of 27% from the second quarter of 2017. Non-GAAP gross profit margin was 50.4% in the second quarter of 2018, compared to 57.0% in the second quarter of 2017. The decrease in gross profit margin, on both a GAAP and a non-GAAP basis, resulted primarily from price erosion in our U.S. generics business and a decline in COPAXONE revenues due to generic competition, as well as the loss of revenue following the sale of our women’s health business.

Research and Development (R&D) expenses for the second quarter of 2018 were $290 million, a decrease of 38% compared to the second quarter of 2017. R&D expenses excluding equity compensation expenses and other R&D expenses were $281 million, or 6.0% of quarterly revenues in the second quarter of 2018, compared to $433 million, or 7.6%, in the second quarter of 2017. The decrease in R&D expenses resulted primarily from pipeline optimization, phase 3 studies that ended and related headcount reduction.

Selling and Marketing (S&M) expenses in the second quarter of 2018 were $710 million, a decrease of 25% compared to the second quarter of 2017. S&M expenses excluding amortization of purchased intangible assets, equity compensation expenses and other expenses were $662 million, or 14.1% of revenues, in the second quarter of 2018, compared to $891 million, or 15.6% of revenues, in the second quarter of 2017. The decrease was mainly due to cost reductions and efficiency measures as part of the restructuring plan.

General and Administrative (G&A) expenses in the second quarter of 2018 were $316 million, a decrease of 12.9% compared to the second quarter of 2017. G&A expenses, excluding equity compensation expenses and other items, were $292 million in the second quarter of 2018, or 6.2% of quarterly revenues, compared to $365 million, or 6.4% in the second quarter of 2017. The decrease was mainly due to cost reductions and efficiency measures as part of the restructuring plan.

GAAP other income in the second quarter of 2018 was $96 million compared to $24 million in the second quarter of 2017. Non-GAAP other income in the second quarter of 2018 was $106 million, an increase of 324% compared to $25 million in the second quarter of 2017. The increase in other income was mainly due to legal recovery of lost profits, where U.S. patent infringement litigation previously prevented a product’s sales.

GAAP operating loss in the second quarter of 2018 was $14 million, compared to $5.7 billion in the second quarter of 2017. Non-GAAP operating income in the second quarter of 2018 was $1.2 billion, a decrease of 22% compared to the second quarter of 2017. Non-GAAP operating margin was 26.3% in the second quarter of 2018 compared to 27.9% in the second quarter of 2017.

EBITDA (non-GAAP operating income, which excludes amortization and certain other items, as well as excluding depreciation expenses) was $1.4 billion in the second quarter of 2018, down 20% compared to $1.7 billion in the second quarter of 2017.

GAAP financial expenses for the second quarter of 2018 were $236 million, compared to $238 million in the second quarter of 2017. Non-GAAP financial expenses were $238 million in the second quarter of 2018, compared to $235 million in the second quarter of 2017. In the second quarter of 2018, we recognized a tax benefit of $76 million, or 30%, on pre-tax loss of $250 million. In the second quarter of 2017, we recognized a tax benefit of $22 million, on pre-tax loss of $6 billion. Non-GAAP income taxes for the second quarter of 2018 were $127 million, or 13%, on pre-tax non-GAAP income of $1.0 billion. Non-GAAP income taxes in the second quarter of 2017 were $230 million, or 17%, on pre-tax non-GAAP income of $1.4 billion. Our tax rate for the second quarter of 2018 on both GAAP and non-GAAP basis was mainly affected by the mix of products sold in different geographies.

We expect our annual non-GAAP tax rate for 2018 to be 15%, lower than our previous estimates. This is due to changes in the geographical mix of income we expect to earn this year. Our non-GAAP tax rate for 2017 was 15%.

GAAP net loss attributable to ordinary shareholders and GAAP diluted loss per share in the second quarter of 2018 were $241 million and $0.24, respectively, compared to $6.0 billion and $5.94, respectively, in the second quarter of 2017.

Non-GAAP net income attributable to ordinary shareholders and non-GAAP diluted EPS in the second quarter of 2018 were $794 million and $0.78, respectively, compared to $1,035 million and $1.02 in the second quarter of 2017.

For the second quarter of 2018, the weighted average outstanding shares for the fully diluted EPS calculation on a GAAP basis was 1,018 million, compared to 1,017 million for the second quarter of 2017. The weighted average outstanding shares for the fully diluted EPS calculation on a non-GAAP basis was 1,021 million, compared to 1,017 million for the second quarter of 2017. Additionally, no account was taken of the potential dilution by the mandatory convertible preferred shares, amounting to 63 million shares (including shares that may be issued due to unpaid dividends to date) for the three months ended June 30, 2018 and 59 million shares for the three months ended June 30 2017, as well as for the convertible senior debentures for the respective periods, since both had an anti-dilutive effect on loss per share.

Non-GAAP information: Net non-GAAP adjustments in the second quarter of 2018 were negative $1,035 million. Non-GAAP net income and non-GAAP EPS for the quarter were adjusted to exclude the following items:

  Impairment of long-lived assets and goodwill of $668 million, comprised mainly of impairment of intangible assets of product rights and IPR&D assets related to the Actavis Generics acquisition, goodwill impairment related to Mexico reporting unit and impairment related to the closure of manufacturing sites and other fixed assets.
  Amortization of purchased intangible assets totaling $302 million, of which $261 million is included in cost of goods sold and the remaining $41 million in S&M expenses;
  Restructuring expenses of $107 million;
  Equity compensation expenses of $47 million;
  Contingent consideration of $47 million mainly related to a court decision regarding the status of Bendeka as an exclusive orphan drug;
  Legal settlements and loss contingencies of $20 million;
  Other non-GAAP items of $47 million; and
  Tax benefit of $203 million.

Teva believes that excluding such items facilitates investors' understanding of its business. See the attached tables for a reconciliation of the GAAP results to the adjusted non-GAAP figures. Investors should consider non-GAAP financial measures in addition to, and not as replacement for, or superior to, measures of financial performance prepared in accordance with GAAP.

Cash flow generated from operations during the second quarter of 2018 was $162 million, compared to $435 million in the second quarter of 2017. The decrease was mainly due to higher beneficial interest collected in exchange for securitized trade receivables and higher payments related to the restructuring plan during the second quarter of 2018.

Free cash flow, excluding net capital expenditures, was $0.6 billion in the second quarter of 2018 flat compared to $0.6 billion in the second quarter of 2017.

As of June 30, 2018, our debt was $30.2 billion, compared to $30.8 billion as of March 31, 2018. The decrease was mainly due to exchange rate fluctuations.

The portion of total debt classified as short-term as of June 30, 2018 was 4%, unchanged compared to March 31, 2018.

Segment Results for the Second Quarter 2018

Due to the organizational changes announced in November 2017, we began reporting our financial results under a new structure in the first quarter of 2018, consisting of the following segments:

a) North America segment, which includes the United States and Canada.

b) Europe segment, which includes the European Union and certain other European countries.

c) International Markets segment (previously named “Growth Markets” segment), which includes all countries other than those in our North America and Europe segments.

In addition to these three segments, we have other activities, primarily the sale of API to third parties and certain contract manufacturing services.

Segment profit is comprised of gross profit for the segment, less R&D, S&M, G&A expenses and other income related to each segment. Segment profit does not include amortization and certain other items.

North America Segment

Our North America segment includes the United States and Canada.

The following table presents revenues, expenses and profit for our North America segment for the three months ended June 30, 2018 and 2017:

Three months ended June 30,
2018			2017

(U.S.$ in millions / % of Segment Revenues)

Revenues	$2,263	100%	$3,169	100%
Gross profit	1,203	53.2%	2,058	64.9%
R&D expenses	182	8.0%	280	8.8%
S&M expenses	296	13.1%	392	12.3%
G&A expenses	103	4.6%	144	4.5%
Other income	(100)	(4.4%)	(8)	§
Segment profit*	$722	31.9%	$1,250	39.4%

* Segment profit does not include amortization and certain other items. The data presented for prior periods have been conformed to reflect the changes to our segment reporting commencing in the first quarter of 2018. See note

17 to our consolidated financial statements for additional information.

§ Represents an amount less than 0.5%.

Revenues from our North America segment in the second quarter of 2018 were $2.3 billion, a decrease of $906 million, or 29%, compared to the second quarter of 2017, mainly due to a decline in revenues of COPAXONE as well as an equally significant decline in revenues in our U.S. generics business and the loss of revenues from the sale of our women’s health business, partially offset by higher revenues from AUSTEDO® and our distribution business.

Revenues in the United States, our largest market, were $2.1 billion in the second quarter of 2018, a decrease of $899 million, or 30%, compared to the second quarter of 2017.

Revenues by Major Products and Activities

The following table presents revenues for our North America segment by major products and activities for the three months ended June 30, 2018 and 2017:

	Three months ended
	June 30,		Percentage Change
	2018	2017	2017-2018
	(U.S.$ in millions)

Generic products	$947	$1,331	(29%)
COPAXONE	464	859	(46%)
BENDEKA / TREANDA	160	163	(2%)
ProAir	115	123	(7%)
QVAR	30	98	(69%)
AUSTEDO	44	1	NA
Distribution	320	275	16%

Generic products revenues in our North America segment in the second quarter of 2018 decreased by 29% to $947 million, compared to the second quarter of 2017, mainly due to continued price erosion in our U.S. generics business, additional competition to methylphenidate extended-release tablets (Concerta® authorized generic) and portfolio optimization.

In the second quarter of 2018, we led the U.S. generics market in total prescriptions and new prescriptions, with approximately 576 million total prescriptions, representing 15% of total U.S. generic prescriptions according to IQVIA data.

COPAXONE revenues in our North America segment in the second quarter of 2018 decreased by 46% to $464 million, of which $448 million were generated in the United States, compared to the second quarter of 2017, mainly due to generic competition in the United States.

BENDEKA® and TREANDA® combined revenues in our North America segment in the second quarter of 2018 decreased by 2% to $160 million, compared to the second quarter of 2017, mainly due to lower volumes, partially offset by a higher pricing.

ProAir® revenues in our North America segment in the second quarter of 2018 decreased by 7% to $115 million, compared to the second quarter of 2017, mainly due to lower net pricing.

QVAR® revenues in our North America segment in the second quarter of 2018 decreased by 69% to $30 million, compared to the second quarter of 2017. The decrease in sales was mainly due to lower volumes in this quarter following wholesaler stocking in the first quarter of 2018 in connection with the launch of QVAR® RediHaler™. QVAR maintained its second-place position in the inhaled corticosteroids category in the United States.

AUSTEDO® revenues in our North America segment in the second quarter of 2018 were $44 million. AUSTEDO was approved by the FDA for the treatment of chorea associated with Huntington disease and was launched in the United States in April 2017. In August 2017, the FDA also approved AUSTEDO for the treatment of tardive dyskinesia.

Distribution revenues in our North America segment in the second quarter of 2018 generated by Anda increased by 16% to $320 million, compared to the second quarter of 2017.

North America Gross Profit

Gross profit from our North America segment in the second quarter of 2018 was $1.2 billion, a decrease of 42% compared to $2.1 billion in the second quarter of 2017. The decrease was mainly due to lower revenues from COPAXONE and generic products.

Gross profit margin for our North America segment in the second quarter of 2018 decreased to 53.2%, compared to 64.9% in the second quarter of 2017. This decrease was mainly due to lower COPAXONE revenues and continued price erosion of generic products.

North America Profit

Profit from our North America segment in the second quarter of 2018 was $722 million, a decrease of 42% compared to $1.3 billion in the second quarter of 2017. The decrease was mainly due to lower revenues from COPAXONE and generic products, partially offset by cost reductions and efficiency measures as part of the restructuring plan and higher other income.

Europe Segment

Our Europe segment includes the European Union and certain other European countries.

The following table presents revenues, expenses and profit for our Europe segment for the three months ended June 30, 2018 and 2017:

	Three months ended June 30,
	2018		2017

	(U.S.$ in millions / % of Segment Revenues)

Revenues	$1,328	100.0%	$1,295	100%
Gross profit	731	55.0%	692	53.4%
R&D expenses	73	5.4%	105	8.1%
S&M expenses	237	17.8%	296	22.8%
G&A expenses	78	5.8%	89	6.9%
Other expenses	(3)	§	(17)	(1.3%)
Segment profit*	$346	26.1%	219	16.9%

* Segment profit does not include amortization and certain other items. The data presented for prior periods have been conformed to reflect the changes to our segment reporting commencing in the first quarter of 2018. See note

17 to our consolidated financial statements for additional information.

§ Represents an amount less than 0.5%.

Revenues from our Europe segment in the second quarter of 2018 were $1.3 billion, an increase of $33 million or 3%, compared to the second quarter of 2017. In local currency terms, revenues decreased by 5%, mainly due to the loss of revenues from the closure of our distribution business in Hungary and the sale of our women’s health business, partially offset by new generic product launches.

Revenues by Major Products and Activities

The following table presents revenues for our Europe segment by major products and activities for the three months ended June 30, 2018 and 2017:

	Three months ended
	June 30,		Percentage Change
	2018	2017	2017-2018
	(U.S.$ in millions)

Generic products	$907	$822	10%
COPAXONE	140	138	1%
Respiratory products	106	84	26%

Generic products revenues in our Europe segment in the second quarter of 2018, including OTC products, increased by 10% to $907 million, compared to the second quarter of 2017. In local currency terms, revenues increased by 3%, mainly due to new product launches, partially offset by price reductions.

COPAXONE revenues in our Europe segment in the second quarter of 2018 increased by 1% to $140 million, compared to the second quarter of 2017. In local currency terms, revenues decreased by 7%, mainly due to price reductions resulting from the entry of generic competition.

Respiratory products revenues in our Europe segment in the second quarter of 2018 increased by 26% to $106 million, compared to the second quarter of 2017. In local currency terms, revenues increased by 18%, mainly due to the launch of BRALTUS® in 2017.

Europe Gross Profit

Gross profit from our Europe segment in the second quarter of 2018 was $731 million, an increase of 6% compared to $692 million in the second quarter of 2017. The increase was mainly due to the positive impact of currency fluctuations, partially offset by the loss of revenues from the sale of our women's health business.

Gross profit margin for our Europe segment in the second quarter of 2018 increased to 55.0%, compared to 53.4% in the second quarter of 2017. This increase was mainly due to the closure of our distribution business in Hungary.

Europe Profit

Profit from our Europe segment in the second quarter of 2018 was $346 million, an increase of 58% compared to $219 million in the second quarter of 2017. The increase was mainly due to cost reductions and efficiency measures as part of the restructuring plan.

International Markets Segment

Our International Markets segment includes all countries other than those in our North America and Europe segments. The key markets in this segment are Japan, Israel and Russia.

The following table presents revenues, expenses and profit for our International Markets segment for the three months ended June 30, 2018 and 2017:

	Three months ended June 30,
	2018		2017

	(U.S.$ in millions / % of Segment Revenues)

Revenues	$789	100.0%	$885	100%
Gross profit	328	41.6%	400	45.2%
R&D expenses	25	3.1%	47	5.3%
S&M expenses	130	16.4%	187	21.1%
G&A expenses	37	4.5%	45	5.1%
Other income	(3)	§	-	§
Segment profit*	$139	17.6%	$121	13.7%

* Segment profit does not include amortization and certain other items. The data presented for prior periods have been conformed to reflect the changes to our segment reporting commencing in the first quarter of 2018. See note

17 to our consolidated financial statements for additional information.

§ Represents an amount less than 0.5%.

Revenues from our International Markets segment in the second quarter of 2018 were $789 million, a decrease of $96 million, or 11%, compared to the second quarter of 2017. In local currency terms, revenues decreased 9% compared to the second quarter of 2017, mainly due to lower sales in Japan (resulting from the milestone payment received from Otsuka in the second quarter of 2017), lower sales in Russia, the effect of the deconsolidation of our subsidiaries in Venezuela and the loss of revenues from the sale of our women’s health business, partially offset by higher sales in Israel.

Revenues by Major Products and Activities

The following table presents revenues for our International Markets segment by major products and activities for the three months ended June 30, 2018 and 2017:

	Three months ended
	June 30,		Percentage Change
	2018	2017	2017-2018
	(U.S.$ in millions)

Generic products	$537	$604	(11%)
COPAXONE	22	26	(15%)
Distribution	154	135	14%

Generic products revenues in our International Markets segment in the second quarter of 2018, which include OTC products, decreased by 11% to $537 million, compared to the second quarter of 2017. In local currency terms, revenues decreased by 9%, mainly due to lower sales in Russia and the effect of the deconsolidation of our subsidiaries in Venezuela.

COPAXONE revenues in our International Markets segment in the second quarter of 2018 decreased by 15% to $22 million, compared to the second quarter of 2017. In local currency terms, revenues decreased by 4%.

Distribution revenues in our International Markets segment in the second quarter of 2018 increased by 14% to $154 million, compared to the second quarter of 2017. In local currency terms, revenues increased by 14%, mainly due to higher sales in Israel.

International Markets Gross Profit

Gross profit from our International Markets segment in the second quarter of 2018 was $328 million, a decrease of 18% compared to $400 million in the second quarter of 2017. This decrease was mainly due to lower gross profit in Japan and Russia and the deconsolidation of our subsidiaries in Venezuela, partially offset by higher gross profit in Israel and certain Latin American markets.

Gross profit margin for our International Markets segment in the second quarter of 2018 decreased to 41.6%, compared to 45.2% in the second quarter of 2017.

International Markets Profit

Profit from our International Markets segment in the second quarter of 2018 was $139 million, compared to $121 million in the second quarter of 2017. The increase was mainly due to cost reductions and efficiency measures as part of the restructuring plan.

Profit as a percentage of International Markets revenues in the second quarter of 2018 was 18%, compared to 14% in the second quarter of 2017. This increase was mainly due to lower operating expenses as part of the restructuring plan.

During the fourth quarter of 2017, we deconsolidated our subsidiaries in Venezuela from our financial results. Consequently, results of operations of our subsidiaries in Venezuela are not included in the second quarter of 2018.

Other Activities

We have other sources of revenues, primarily the sale of API to third parties and certain contract manufacturing services. These other activities are not included in our North America, Europe or International Markets segments.

Our revenues from other activities in the second quarter of 2018 decreased by 13.5% to $321 million, compared to the second quarter of 2017. In local currency terms, revenues decreased by 16%, mainly due to lower API sales to third parties.

API sales to third parties in the second quarter of 2018 decreased by 9% to $186 million, compared to the second quarter of 2017. In local currency terms, revenues decreased by 9%.

Updated 2018 Non-GAAP Results Outlook

	Updated Guidance August 2018	Guidance May 2018
Revenues	$18.5-19.0 billion	$18.5-19.0 billion
Non-GAAP Operating Income	$4.3-4.6 billion	$4.2-4.5 billion
EBITDA	$5.0-5.3 billion	$4.9-5.2 billion
Non-GAAP EPS	$2.55-2.80	$2.40-2.65
Weighted average number of shares	1,027 million	1,030 million
Free cash flow	$3.2-3.4 billion	$3.0-3.2 billion

These estimates reflect management's current expectations for Teva's performance in 2018. Actual results may vary, whether as a result of exchange rate differences, market conditions or other factors. In addition, the non-GAAP measures exclude the amortization of purchased intangible assets, costs related to certain regulatory actions, inventory step-up, legal settlements and reserves, impairments and related tax effects.

See “Non-GAAP Financial Measures” below.

Conference Call

Teva will host a conference call and live webcast along with a slide presentation on Thursday, August 2, 2018 at 8:00 a.m. ET to discuss its second quarter 2018 results and overall business environment. A question & answer session will follow.

United States 1-877-391-1148

International +44 (0) 1452 580733

For a list of other international toll-free numbers, click here.

Passcode: 6984104

A live webcast of the call will also be available on Teva's website at: ir.tevapharm.com. Please log in at least 10 minutes prior to the conference call in order to download the applicable software.

Following the conclusion of the call, a replay of the webcast will be available within 24 hours on the Company's website. The replay can also be accessed until August 30, 2018, 9:00 a.m. ET by calling United States 1 (866) 331-1332 or International +44 (0) 3333009785; passcode: 6984104.

About Teva

Teva Pharmaceutical Industries Ltd. (NYSE and TASE: TEVA) is a global leader in generic medicines, with innovative treatments in select areas, including CNS, pain and respiratory. We deliver high-quality generic products and medicines in nearly every therapeutic area to address unmet patient needs. We have an established presence in generics, specialty, OTC and API, building on more than a century-old legacy, with a fully integrated R&D function, strong operational base and global infrastructure and scale. We strive to act in a socially and environmentally responsible way. Headquartered in Israel, with production and research facilities around the globe, we employ 45,000 professionals, committed to improving the lives of millions of patients. Learn more at www.tevapharm.com.

Non-GAAP Financial Measures

This press release contains certain financial information that differs from what is reported under accounting principles generally accepted in the United States ("GAAP"). These non-GAAP financial measures, including, but not limited to, non-GAAP EPS, non-GAAP operating income, non-GAAP gross profit, non-GAAP gross profit margin, EBITDA, non-GAAP financial expenses, non-GAAP income taxes, non-GAAP net income and non-GAAP diluted EPS are presented in order to facilitates investors' understanding of our business. We utilize certain non-GAAP financial measures to evaluate performance, in conjunction with other performance metrics. The following are examples of how we utilize the non-GAAP measures: our management and board of directors use the non-GAAP measures to evaluate our operational performance, to compare against work plans and budgets, and ultimately to evaluate the performance of management; our annual budgets are prepared on a non-GAAP basis; and senior management’s annual compensation is derived, in part, using these non-GAAP measures. See the attached tables for a reconciliation of the GAAP results to the adjusted non-GAAP figures. Investors should consider non-GAAP financial measures in addition to, and not as replacements for, or superior to, measures of financial performance prepared in accordance with GAAP. We are not providing forward looking guidance for GAAP reported financial measures or a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP measure because we are unable to predict with reasonable certainty the ultimate outcome of certain significant items without unreasonable effort.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on management’s current beliefs and expectations and are subject to substantial risks and uncertainties, both known and unknown, that could cause our future results, performance or achievements to differ significantly from that expressed or implied by such forward-looking statements. Important factors that could cause or contribute to such differences include risks relating to:

  our ability to successfully compete in the marketplace, including: that we are substantially dependent on our generic products; competition for our specialty products, especially COPAXONE®, our leading medicine, which faces competition from existing and potential additional generic versions and orally-administered alternatives; competition from companies with greater resources and capabilities; efforts of pharmaceutical companies to limit the use of generics including through legislation and regulations; consolidation of our customer base and commercial alliances among our customers; the increase in the number of competitors targeting generic opportunities and seeking U.S. market exclusivity for generic versions of significant products; price erosion relating to our products, both from competing products and increased regulation; delays in launches of new products and our ability to achieve expected results from investments in our product pipeline; our ability to take advantage of high-value opportunities; the difficulty and expense of obtaining licenses to proprietary technologies; and the effectiveness of our patents and other measures to protect our intellectual property rights;
  our substantial indebtedness, which may limit our ability to incur additional indebtedness, engage in additional transactions or make new investments, may result in a further downgrade of our credit ratings; and our inability to raise debt or borrow funds in amounts or on terms that are favorable to us;
  our business and operations in general, including: failure to effectively execute our restructuring plan announced in December, 2017; uncertainties related to, and failure to achieve, the potential benefits and success of our new senior management team and organizational structure; harm to our pipeline of future products due to the ongoing review of our R&D programs; our ability to develop and commercialize additional pharmaceutical products; potential additional adverse consequences following our resolution with the U.S. government of our FCPA investigation; compliance with sanctions and other trade control laws; manufacturing or quality control problems, which may damage our reputation for quality production and require costly remediation; interruptions in our supply chain; disruptions of our or third party information technology systems or breaches of our data security; the failure to recruit or retain key personnel; variations in intellectual property laws that may adversely affect our ability to manufacture our products; challenges associated with conducting business globally, including adverse effects of political or economic instability, major hostilities or terrorism; significant sales to a limited number of customers in our U.S. market; our ability to successfully bid for suitable acquisition targets or licensing opportunities, or to consummate and integrate acquisitions; and our prospects and opportunities for growth if we sell assets ;
  compliance, regulatory and litigation matters, including: costs and delays resulting from the extensive governmental regulation to which we are subject; the effects of reforms in healthcare regulation and reductions in pharmaceutical pricing, reimbursement and coverage; governmental investigations into sales and marketing practices; potential liability for patent infringement; product liability claims; increased government scrutiny of our patent settlement agreements; failure to comply with complex Medicare and Medicaid reporting and payment obligations; and environmental risks;
  other financial and economic risks, including: our exposure to currency fluctuations and restrictions as well as credit risks; potential impairments of our intangible assets; potential significant increases in tax liabilities; and the effect on our overall effective tax rate of the termination or expiration of governmental programs or tax benefits, or of a change in our business;

and other factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2017, including the sections thereof captioned "Risk Factors" and "Forward Looking Statements," and in our subsequent quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission, which are available at www.sec.gov and www.tevapharm.com. Forward-looking statements speak only as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statements or other information contained herein, whether as a result of new information, future events or otherwise. You are cautioned not to put undue reliance on these forward-looking statements.

Consolidated Statements of Income
	(Unaudited, U.S. dollars in millions, except share and per share data)

	Three months ended			Six months ended
		June 30,		June 30,
		2018	2017	2018	2017
		(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net revenues		4,701	5,720	9,766	11,370
Cost of sales		2,640	2,865	5,357	5,676
Gross profit		2,061	2,855	4,409	5,694
Research and development expenses		290	469	607	901
Selling and marketing expenses		710	944	1,481	1,902
General and administrative expenses		316	363	645	729
Other asset impairments, restructuring and other items		715	419	1,422	659
Goodwill impairment		120	6,100	300	6,100
Legal settlements and loss contingencies		20	324	(1,258)	344
Other income		(96)	(24)	(299)	(96)
Operating income (loss)		(14)	(5,740)	1,511	(4,845)
Financial expenses – net		236	238	507	445
Income (loss) before income taxes		(250)	(5,978)	1,004	(5,290)
Income taxes (benefit)		(76)	(22)	(30)	32
Share in (profits) losses of associated companies, net		(8)	14	66	7
Net income (loss)		(166)	(5,970)	968	(5,329)
Net income (loss) attributable to non-controlling interests		10	-	24	(4)
Net income (loss) attributable to Teva		(176)	(5,970)	944	(5,325)
Dividends on preferred shares		65	65	130	130
Net income (loss) attributable to Teva's ordinary shareholders		(241)	(6,035)	814	(5,455)

Earnings per share attributable to ordinary shareholders:	Basic ($)	(0.24)	(5.94)	0.80	(5.37)
	Diluted ($)	(0.24)	(5.94)	0.80	(5.37)
Weighted average number of shares (in millions):	Basic	1,018	1,017	1,018	1,016
	Diluted	1,018	1,017	1,020	1,016

Non-GAAP net income attributable to ordinary shareholders:*		794	1,035	1,748	2,114
Non-GAAP net income attributable to ordinary shareholders for diluted earnings per share:		794	1,035	1,748	2,114

Non-GAAP earnings per share attributable to ordinary shareholders:*	Basic ($)	0.78	1.02	1.72	2.08
	Diluted ($)	0.78	1.02	1.71	2.08

Non-GAAP average number of shares (in millions):	Basic	1,018	1,017	1,018	1,017
	Diluted	1,021	1,017	1,020	1,017
* See reconciliation attached.

Condensed Consolidated Balance Sheets
(U.S. dollars in millions)
	(Unaudited)

	June 30,	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	1,861	963
Trade receivables	6,061	7,128
Inventories	4,971	4,924
Prepaid expenses	1,104	1,100
Other current assets	685	701
Assets held for sale	29	566
Total current assets	14,711	15,382
Deferred income taxes	440	574
Other non-current assets	806	932
Property, plant and equipment, net	7,213	7,673
Identifiable intangible assets, net	16,212	17,640
Goodwill	27,648	28,414
Total assets	67,030	70,615

LIABILITIES & EQUITY
Current liabilities:
Short-term debt	1,272	3,646
Sales reserves and allowances	7,138	7,881
Trade payables	1,779	2,069
Employee-related obligations	674	549
Accrued expenses	2,248	3,014
Other current liabilities	1,104	724
Liabilities held for sale	-	38
Total current liabilities	14,215	17,921

Long-term liabilities:
Deferred income taxes	2,668	3,277
Other taxes and long-term liabilities	1,814	1,843
Senior notes and loans	28,965	28,829
Total long-term liabilities	33,447	33,949
Equity:
Teva shareholders’ equity	17,939	17,359
Non-controlling interests	1,429	1,386
Total equity	19,368	18,745
Total liabilities and equity	67,030	70,615

Condensed Consolidated Cash Flow
	(U.S. Dollars in millions)

	Three months ended		Six months ended
	June 30,		June 30,
	2018	2017	2018	2017
	Unaudited	Unaudited	Unaudited	Unaudited
Operating activities:
Net income	(166)	(5,970)	968	(5,329)
Net change in operating assets and liabilities	(676)	(554)	(1,268)	(1,351)
Items not involving cash flow	1,004	6,959	1,958	7,251

Net cash provided by operating activities	162	435	1,658	571

Net cash provided by investing activities	406	(86)	1,445	1,430

Net cash used in financing activities	(56)	(651)	(2,147)	(2,419)

Translation adjustment on cash and cash equivalents	(69)	1	(58)	29

Net change in cash and cash equivalents	443	(301)	898	(389)

Balance of cash and cash equivalents at beginning of period	1,418	900	963	988

Balance of cash and cash equivalents at end of period	1,861	599	1,861	599

Non GAAP reconciliation items
	(U.S. Dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(U.S. $ in millions)

Gain on divestitures, net of divestitures related costs	10	-	(83)	-
Amortization of purchased intangible assets	302	411	612	731
Restructuring expenses	107	98	354	228
Inventory step-up	-	3	-	67
Equity compensation expenses	47	35	77	71
Costs related to regulatory actions taken in facilities	4	15	5	49
Acquisition, integration and related expenses	3	33	5	56
Other R&D expenses	-	21	22	26
Contingent consideration	47	140	55	161
Legal settlements and loss contingencies	20	324	(1,258)	344
Goodwill impairment	120	6,100	300	6,100
Impairment of long-lived assets	548	145	980	156
Other non-GAAP items	44	12	93	74
Financial expense (income)	(2)	3	66	(25)
Minority interest	(12)	(20)	(20)	(33)
Impairments of equity investments	-	2	94	2
Tax effect	(203)	(252)	(368)	(438)

		Three Months Ended June 30, 2018					Three Months Ended June 30, 2017

		U.S. dollars and shares in millions (except per share amounts)
		GAAP	Non-GAAP Adjustments	Dividends on Preferred Shares	Non-GAAP	% of Net Revenues	GAAP	Non-GAAP Adjustments	Dividends on Preferred Shares	Non-GAAP	% of Net Revenues

	Gross profit (1)	2,061	306		2,367	50%	2,855	406		3,261	57%
	Operating income (loss) (1)(2)	(14)	1,252		1,238	26%	(5,740)	7,337		1,597	28%
	Net income attributable to ordinary shareholders (1)(2)(3)(4)	(241)	1,035		794	17%	(6,035)	7,070		1,035	18%
	Earnings per share attributable to ordinary shareholders - diluted	(0.24)	1.02		0.78		(5.94)	6.96		1.02

(1)	Amortization of purchased intangible assets		261					367
	Inventory step-up		-					3
	Costs related to regulatory actions taken in facilities		4					15
	Equity compensation expenses		9					7
	Other COGS related adjustments		32					14
	Gross profit adjustments		306					406

(2)	Gain on divestitures, net of divestitures related costs		10					-
	Goodwill impairment		120					6,100
	Restructuring expenses		107					98
	Amortization of purchased intangible assets		41					44
	Equity compensation expenses		38					28
	Acquisition, Integration and related expenses		3					33
	Other R&D expenses		-					21
	Contingent consideration		47					140
	Legal settlements and loss contingencies		20					324
	Impairment of long-lived assets		548					145
	Other operating related adjustments		12					(2)
			946					6,931

	Operating income adjustments		1,252					7,337

(3)	Financial expense (income)		(2)					3
	Tax effect		(203)					(252)
	Impairments of Equity Investments		-					2
	Minority interest		(12)					(20)

	Net income adjustments		1,035					7,070

(4)

The non-GAAP diluted weighted average number of shares was 1,021 and 1,017 million for the three months ended June 30, 2018 and 2017, respectively.

For the three months ended June 31, 2018, the mandatory convertible preferred shares amounting to 63 million weighted average shares had an anti-dilutive effect on earnings per share and were therefore excluded from the outstanding shares calculation. Non-GAAP earnings per share can be reconciled with GAAP earnings per share by dividing each of the amounts included in footnotes 1-3 above by the applicable weighted average share number.

		Six Months Ended June 30, 2018					Six Months Ended June 30, 2017
		U.S. dollars and shares in millions (except per share amounts)
		GAAP	Non-GAAP Adjustments	Dividends on Preferred Shares	Non-GAAP	% of Net Revenues	GAAP	Non-GAAP Adjustments	Dividends on Preferred Shares	Non-GAAP	% of Net Revenues

	Gross profit (1)	4,409	609		5,018	51%	5,694	783		6,477	57%
	Operating income (loss) (1)(2)	1,511	1,162		2,673	27%	(4,845)	8,063		3,218	28%
	Net income (loss) attributable to ordinary shareholders (1)(2)(3)(4)	814	934		1,748	18%	(5,455)	7,569		2,114	19%
	Earnings (loss) per share attributable to ordinary shareholders - diluted (5)	0.80	0.91		1.71		(5.37)	7.45		2.08

(1)	Amortization of purchased intangible assets		525					634
	Inventory step-up		-					67
	Costs related to regulatory actions taken in facilities		5					49
	Equity compensation expenses		15					12
	Other COGS related adjustments		64					21
	Gross profit adjustments		609					783

(2)	Gain on sales of business and long-lived assets		(83)					-
	Goodwill impairment charge		300					6,100
	Restructuring expenses		354					228
	Amortization of purchased intangible assets		87					97
	Equity compensation expenses		62					59
	Acquisition and related expenses		5					56
	Other R&D expenses		22					26
	Contingent consideration		55					161
	Legal settlements and loss contingencies		(1,258)					344
	Impairment of long-lived assets		980					156
	Other operating related expenses (income)		29					53
			553					7,280

	Operating income adjustments		1,162					8,063

(3)	Financial expense		66					(25)
	Tax effect		(368)					(438)
	Impairment of equity investment—net		94					2
	Minority interest		(20)					(33)

	Net income adjustments		934					7,569

(4)

For the six months ended June 30, 2018, and 2017, no account was taken of the potential dilution of the accrued dividend to mandatory convertible preferred shares amounting to $130 million, since it had an anti-dilutive effect on loss per share.

(5)

The non-GAAP weighted average number of shares was 1,020 and 1,017 million for the six months ended June 30, 2018 and 2017 respectively.

For the six months ended June 30, 2018, the mandatory convertible preferred shares amounting to 60 million weighted average shares had an anti-dilutive effect on earnings per share and were therefore excluded from the outstanding shares calculation. Non-GAAP earnings per share can be reconciled with GAAP earnings per share by dividing each of the amounts included in footnotes 1-4 above by the applicable weighted average share number.

	Segment Information

	North America		Europe		International Markets
	Three months ended June 30,		Three months ended June 30,		Three months ended June 30,
	2018	2017	2018	2017	2018	2017

	(U.S. $ in millions)		(U.S. $ in millions)		(U.S. $ in millions)

Revenues	$2,263	$3,169	$1,328	$1,295	$789	$885
Gross profit	1,203	2,058	731	692	328	400
R&D expenses	182	280	73	105	25	47
S&M expenses	296	392	237	296	130	187
G&A expenses	103	144	78	89	37	45
Other income	(100)	(8)	(3)	(17)	(3)	-
Segment profit	$722	$1,250	$346	$219	$139	$121
	Segment Information

	North America		Europe		International Markets
	Six months ended June 30,		Six months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017	2018	2017

	(U.S. $ in millions)		(U.S. $ in millions)		(U.S. $ in millions)

Revenues	$4,794	$6,409	$2,770	$2,636	$1,539	$1,603
Gross profit	2,635	4,138	1,528	1,426	641	692
R&D expenses	370	547	146	211	49	94
S&M expenses	601	833	492	575	264	345
G&A expenses	229	283	169	168	78	93
Other income	(202)	(81)	(2)	(15)	(11)	(1)
Segment profit	$1,637	$2,556	$723	$487	$261	$161

Reconciliation of our segment profit to consolidated income before income taxes
	Three months ended
	June 30,
	2018	2017

	(U.S.$ in millions)

North America profit	$722	$1,250
Europe profit	346	219
International Markets profit	139	121
Total segment profit	1,207	1,590
Profit of other activities	31	7
	1,238	1,597
Amounts not allocated to segments:
Amortization	302	411
Other asset impairments, restructuring and other items	715	419
Goodwill impairment	120	6,100
Loss from divestitures, net of divestitures related costs	10	-
Inventory step-up	-	3
Other R&D expenses	-	21
Costs related to regulatory actions taken in facilities	4	15
Legal settlements and loss contingencies	20	324
Other unallocated amounts	81	44

Consolidated operating income	(14)	(5,740)
Financial expenses - net	236	238
Consolidated income before income taxes	$(250)	$(5,978)

Reconciliation of our segment profit to consolidated income before income taxes

	Six months ended
	June 30,
	2018	2017

	(U.S.$ in millions)

North America profit	$1,637	$2,556
Europe profit	723	487
International Markets profit	261	161
Total segment profit	2,621	3,204
Profit of other activities	52	14
	2,673	3,218
Amounts not allocated to segments:
Amortization	612	731
Other asset impairments, restructuring and other items	1,422	659
Goodwill impairment	300	6,100
Gain on divestitures, net of divestitures related costs	(83)	-
Inventory step-up	-	67
Other R&D expenses	22	26
Costs related to regulatory actions taken in facilities	5	49
Legal settlements and loss contingencies	(1,258)	344
Other unallocated amounts	142	87

Consolidated operating income	1,511	(4,845)
Financial expenses - net	507	445
Consolidated income before income taxes	$1,004	$(5,290)

Revenues by Activity and Geographical Area
(Unaudited)

	Three months ended
	June 30,		Percentage Change
	2018	2017	2017-2018
	(U.S.$ in millions)
North America segment
Generics medicines	$947	$1,331	(29%)
COPAXONE	464	859	(46%)
Bendeka and Trenda	160	163	(2%)
ProAir	115	123	(7%)
QVAR	30	98	(69%)
AUSTEDO	44	1	NA
Distribution	320	275	16%

	Three months ended
	June 30,		Percentage Change
	2018	2017	2017-2018
	(U.S.$ in millions)
Europe segment
Generic medicines	$907	$822	10%
COPAXONE	140	138	1%
Respiratory products	106	84	26%

	Three months ended
	June 30,		Percentage Change
	2018	2017	2017-2018
	(U.S.$ in millions)
International Markets segment
Generics medicines	$537	$604	(11%)
COPAXONE	22	26	(15%)
Distribution	154	135	14%

Revenues by Activity and Geographical Area
(Unaudited)

	Six months ended
	June 30,		Percentage Change
	2018	2017	2017-2018
	(U.S.$ in millions)
North America segment
Generics medicines	$2,035	2,746	(26%)
COPAXONE	940	1,656	(43%)
Bendeka and Trenda	341	319	7%
ProAir	245	244	§
QVAR	137	181	(24%)
AUSTEDO	74	1	NA
Distribution	651	570	14%

	Six months ended
	June 30,		Percentage Change
	2018	2017	2017-2018
	(U.S.$ in millions)
Europe segment
Generic medicines	$1,904	$1,672	14%
COPAXONE	293	290	1%
Respiratory products	219	168	30%

	Six months ended
	June 30,		Percentage Change
	2018	2017	2017-2018
	(U.S.$ in millions)
International Markets segment
Generics medicines	$1,025	$1,090	(6%)
COPAXONE	38	47	(19%)
Distribution	307	260	18%

CONTACT:
Teva Pharmaceutical Industries Ltd.
IR Contacts:
Kevin C. Mannix, 215-591-8912
or
Ran Meir, 972 (3) 926-7516
or
PR Contacts:
United States:
Elizabeth DeLuca, 267-468-4329
or
Israel:
Yonatan Beker, 972 (54) 888 5898